Exhibit 23.2

[Letterhead of Appraisal Advisors, Inc.]

June 21, 2005

Mr. Tim Clayton
Chief Financial Officer
HEI, Inc.
1495 Steiger Lake Lane
Victoria, MN 55386

Dear Mr. Clayton:

Pursuant to your request as it relates to your documentation and filing requirements with the Securities and Exchange Commission (“SEC”) we are providing this letter of consent.

Appraisal Advisors, Inc. does hereby consent to being named as an independent third party expert in the Prospectus, which constitutes a part of the Registration Statement on Form S-1, and to the summarization of our valuation report dated January 3, 2005 contained therein.

Sincerely,

/s/ James P. Roff
James P. Roff ASA
President